Exhibit 4.3.1

FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE (the “Supplemental Indenture”), dated as of July 21, 2005, among Williams Scotsman, Inc., a Maryland corporation (the “Company”), the guarantors (the “Guarantors”) named in the Indenture (as defined below), Willscot Equipment, LLC (the “Subordinated Guarantor”) and U.S. Bank National Association, as trustee (the “Trustee”).

WHEREAS, the Company, the Guarantors, the Subordinated Guarantor and the Trustee are parties to that certain Indenture, dated as of August 18, 2003 (the “Indenture”), pursuant to which the Company’s 10% Senior Secured Notes due 2008 (the “Notes”) were issued.  Capitalized terms used but not defined herein shall have the same meanings ascribed to such terms in the Indenture;

WHEREAS, Section 9.02 of the Indenture provides that the Company and the Trustee may make certain amendments to the Indenture with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding;

WHEREAS, the Company distributed an Offer to Purchase and Consent Solicitation Statement dated as of June 23, 2005, as amended on July 5, 2005 (the “Offer to Purchase”), in order to, among other things, make an offer to purchase (the “Offer”) all outstanding Notes upon terms and conditions described in the Offer to Purchase and to solicit consents (the “Consents”) from the Holders to amendments to the Indenture (the “Amendments”);

WHEREAS, Holders of at least a majority in aggregate principal amount of the Notes outstanding have given and, as of the date hereof, have not withdrawn their consent to the Amendments; and

WHEREAS, the execution of this Supplemental Indenture by the parties hereto is in all respects authorized by the provisions of the Indenture, the Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel with respect to such authorization, and all things necessary to make this Supplemental Indenture a valid agreement of the Company and the Trustee in accordance with its terms have been done.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Guarantor, the Subordinated Guarantor and the Trustee mutually covenant and agree as follows:

1.                                       Effect. This Supplemental Indenture shall become effective upon its execution and delivery by the parties hereto.  Notwithstanding the foregoing, the amendments set forth in Section 2 below shall only become operative when validly tendered Notes representing at least a majority of the then aggregate outstanding principal amount of the Notes (excluding for such purposes any Notes owned by the Company or any of its Affiliates) are accepted for purchase pursuant to the Offer.  If, after the date hereof, either the Offer is terminated or withdrawn or all payments in respect of the Notes accepted for payment pursuant to the Offer are not made on the Initial Payment Date or Subsequent Payment Date (as defined in the Offer to Purchase), as applicable, the amendments set forth in Section 2 shall have no effect and the Indenture shall be deemed to be amended so that it reads the same as it did immediately prior to the date hereof.

2.                                       Amendments.  The Indenture is hereby amended as follows:

(a)                                  The text of Sections 4.03, 4.04, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.14, 4.15, 4.16 and 4.17 of the Indenture is hereby deleted in its entirety and these Sections shall be of no further force and effect and the words “[INTENTIONALLY OMITTED]” shall be inserted, in each case, in place of the deleted text.

(b)                                 Section 4.05 is hereby amended to read as follows:

“The Issuer shall comply with TIA § 314(a).”

(c)                                  Section 5.01 is hereby amended to read as follows:

“The Issuer shall not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all its assets to, any Person (including Scotsman Holdings), unless the resulting, surviving or transferee Person (the “Successor Issuer”) shall expressly assume, by an indenture supplemental thereto, executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, all the obligations of the Issuer under the Notes and this Indenture.

The Subordinated Guarantor may be consolidated with, may be merged into or may transfer all or substantially all its assets to the Issuer with the consent of the holders of all Subordinated Guarantor Senior Indebtedness outstanding without complying with the requirements of the first sentence of this paragraph (in which case, if such consent has been given, the Subordinated Guarantee (including, without limitation the provisions of Section 11.02) shall terminate and be extinguished).

The Successor Issuer shall be the successor to the Issuer and shall succeed to, and be substituted for, and may exercise every right and power of, the Issuer under this Indenture, but the predecessor Issuer in the case of a conveyance, transfer or lease shall not be released from the obligation to pay the principal of and interest on the Notes.

Except in connection with a transaction permitted by the second paragraph of this Section 5.01, the Issuer shall not permit the Subordinated Guarantor, and the Subordinated Guarantor shall not, consolidate with or merge into or with, or convey, transfer or lease, in any transaction or a series of related transactions, all or substantially all of its assets to any

Person; provided that the Subordinated Guarantor may be consolidated with, merged with or into, or transfer all or substantially all its assets to, the Issuer or any Guarantor with the consent of the holders of all Subordinated Guarantor Senior Indebtedness outstanding (in which case, if such consent has been given, the provisions of the Subordinated Guarantee and Section 11.02 of this Indenture with respect to the Subordinated Guarantee shall terminate and be extinguished).  Notwithstanding the above provisions, (x) one or more transfers of assets to the Subordinated Guarantor shall be permitted and (y) the Subordinated Guarantor may lease any or all of its assets to the Issuer or any Wholly Owned Subsidiary of the Issuer at any time.”

(d)                                 Section 6.01 is hereby amended to read as follows:

“An “Event of Default” occurs if:

(1)                                  the Issuer defaults in any payment of interest on any Note when the same becomes due and payable and such default continues for a period of 30 days;

(2)                                  the Issuer defaults in the payment of the principal of any Note when the same becomes due and payable at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise, whether or not such payment shall be prohibited by Article XII;

(3)                                  the Issuer fails to comply with Section 5.01;

(4)                                  the Issuer fails to comply with Section 4.05 and such failure continues for 30 days after the notice specified below;

(5)                                  [Intentionally omitted];

(6)                                  [Intentionally omitted];

(7)                                  the Issuer or any Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

(A)                              commences a voluntary case;

(B)                                institutes or has instituted against it any proceeding seeking (x) to adjudicate it a bankrupt or insolvent, (y) liquidation, winding-up, reorganization, arrangement, adjustment, protection, relief or composition of the Issuer or any Significant Subsidiary or their respective debts under any Bankruptcy Law including any plan of compromise or arrangement or other corporate proceeding involving or affecting its creditors;

(C)                                consents to the entry of an order for relief against it in an involuntary case;

(D)                               consents to the appointment of a Custodian of it or for any substantial part of its property; or

(E)                                 makes a general assignment for the benefit of its creditors;

(F)                                 or takes any comparable action under any foreign laws relating to insolvency;

(8)                                  a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A)                              is for relief against the Issuer or any Significant Subsidiary in an involuntary case;

(B)                                appoints a Custodian of the Issuer or any Significant Subsidiary or for any substantial part of its property; or

(C)                                orders the winding up, liquidation, reorganization, arrangement, adjustment, protection, relief or composition of the Issuer or any Significant Subsidiary or their respective debts; or any similar relief is granted under any foreign laws and the order or decree remains unstayed and in effect for 60 days;

(9)                                  [Intentionally omitted];

(10)                            any of the Guarantees or the Subordinated Guarantee ceases to be in full force and effect or any of the Guarantees or the Subordinated Guarantee is declared to be null and void and unenforceable or any of the Guarantees or the Subordinated Guarantee is found to be invalid, in each case by a court of competent jurisdiction in a final non-appealable judgment, or any of the Guarantors or the Subordinated Guarantor denies its liability under its Guarantee or the Subordinated Guarantee (other than by reason of release of a Guarantor or the Subordinated Guarantor in accordance with the terms of this Indenture); or

(11)                            unless all of the Collateral shall have been released from the Second Priority Liens in accordance with the provisions of the Security Documents and this Indenture, (a) any default by the Issuer or any of its Restricted Subsidiaries in the performance of the Security Documents which adversely affects the enforceability, validity, perfection (in the case of Collateral for which perfection is required under the Security Documents) or priority of any

Second Priority Lien on a material portion of the Collateral granted to the Collateral Agent for its benefit and the benefit of the Trustee and the Holders, (b) the repudiation or disaffirmation by the Issuer or any of its Restricted Subsidiaries of its material obligations under the Security Documents or (c) the determination in a final, non-appealable judicial proceeding that the Security Documents are unenforceable or invalid against the Issuer or any of its Restricted Subsidiaries that are party thereto for any reason with respect to a material portion of the Collateral (which default, repudiation, disaffirmation or determination is not rescinded, stayed or waived by the Persons having such authority pursuant to the Security Documents or otherwise cured within 30 days after notice to the Issuer).

The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

A Default under clause (4) or (11) above is not an Event of Default until the Trustee or the Holders of at least 25% in principal amount of the outstanding Notes notify the Issuer of the Default and the Issuer does not cure such Default within the time specified after receipt of such notice.  Such notice must specify the Default, demand that it be remedied and state that such notice is a “Notice of Default”.

The issuer shall deliver to the Trustee, within 30 days after the occurrence thereof, written notice in the form of an Officer’s Certificate of any Event of Default under clause (4) or (11) above, its status and what action the issuer is taking or proposes to take with respect thereto.”

(e)                                  Section 8.01 is hereby amended to read as follows:

“This Indenture will be discharged and will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the Notes, as expressly provided for in this Indenture) as to all outstanding Notes when (1) either (i) all Notes, theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Issuer and thereafter repaid to the Issuer or discharged from such trust) have been delivered to the Trustee for cancellation or (ii) all Notes not theretofore delivered to the Trustee for cancellation (A) have become due and payable by reason of the mailing of a notice of redemption or otherwise, (B) will become due and payable within one year or (C) are to be called for redemption within 12 months under arrangements reasonably satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name and at the reasonable expense of the Issuer, and the Issuer, any Guarantor or the Subordinated Guarantor have irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable direct obligations of the United States maturing within one year or less (“Eligible Obligations”), or a combination of cash in U.S. dollars and Eligible Obligations, in amounts as will be sufficient to pay and discharge the entire Indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium and Additional Interest on the Notes, if any, and accrued interest to the date of maturity or redemption, as the case may be; (2) no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit and the deposit will not result in a breach or violation of, or constitute a default under, any other material instrument to which the Issuer, any Guarantor or the Subordinated Guarantor is a party or by which the Issuer, any Guarantor or the Subordinated Guarantor is bound; (3) the Issuer, each Guarantor and the Subordinated Guarantor have paid or caused to be paid all sums payable by them under this Indenture; and (4) the Issuer has delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.

In addition, the Issuer must deliver an Officers’ Certificate and an opinion of counsel to the Trustee stating that all conditions precedent to satisfaction and discharge of this Indenture with respect to the Notes have been satisfied.

Upon satisfaction of the above conditions, the Guarantees and the Subordinated Guarantee shall be released and the Issuer, the Guarantors and the Subordinated Guarantor will be entitled to releases of any asset or property constituting Collateral from the Liens securing the Notes, the Guarantees and the Subordinated Guarantee.

The Issuer may, at its option and at any time, elect to have its obligations and the obligations of the Guarantors and the Subordinated Guarantor discharged with respect to the Notes, the Guarantees, the Subordinated Guarantee and this Indenture (“Legal Defeasance”).  Such Legal Defeasance means that the Issuer shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding Notes, and satisfied all of its obligations with respect to the Notes, except for (a) the rights of Holders to receive payments in respect of the principal of and interest on the Notes when such payments are due, (b) the Issuer’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payments, (c) the rights, powers, trust, duties and immunities of the Trustee and the Issuer’s obligations in connection therewith and (d) the Legal Defeasance provisions of this Section 8.01.  In addition, the Issuer may, at its option and at any time, elect to have the obligations of the Issuer, Holdings, the Guarantors, if any, and the Subordinated Guarantor released with respect to Section 4.05 (“Covenant Defeasance”) and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes.  In the event of Covenant Defeasance, those events described under Section 6.01(4), (7) (as it relates to Significant Subsidiaries), (8) (as it relates to Significant Subsidiaries), (10) or (11) will no longer constitute an Event of Default with respect to the Notes.  Upon satisfaction of the conditions set forth below for Legal Defeasance or Covenant Defeasance, as the case may be, the Guarantees and the Subordinated Guarantee shall be released and the Issuer, the Guarantors and the Subordinated Guarantor will be entitled to releases of any asset or property constituting Collateral from the Liens securing the Notes, the Guarantees and the Subordinated Guarantee.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(a)                                  the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders money or U.S. Government Obligations, or a combination thereof, in such amounts as will be sufficient to pay the principal of, premium, if any, and interest on the Notes to redemption or maturity, as the case may be;

(b)                                 the Issuer shall have delivered to the Trustee an officers’ certificate stating that the deposit was not made by the Issuer with the intent of preferring the Holders over any other creditors of either Issuer or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Issuer or others; and

(c)                                  the Issuer shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with; provided, however, that such counsel may rely, as to matters of fact, on a certificate or certificates of officers of the Issuer.”

(f)                                    Any definitions used exclusively in the provisions of the Indenture or Notes that are deleted pursuant to this Section 2, and any definitions used exclusively within such definitions, are hereby deleted in their entirety from the Indenture and the Notes, and all references in the Indenture and the Notes to paragraphs, Sections, Articles or other terms or provisions of the Indenture referred to in this Section 2 above or that have been otherwise deleted pursuant to this Second Supplemental Indenture are hereby deleted in their entirety.

3.                                       Notice of Supplemental Indenture.  The Company shall mail notice of this Supplemental Indenture to the Holders as required by Section 9.02 of the Indenture.

4.                                       Governing Law. This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

5.                                       Counterparts.  This Supplemental Indenture may be executed in one or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same document.

6.                                       Effect on Indenture.  This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby. Except as expressly set forth herein, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect, including with respect to this Supplemental Indenture.

7.                                       Conflict with Trust Indenture Act.  If any provision of this Supplemental Indenture limits, qualifies or conflicts with any provision of the Trust Indenture Act that may not be so limited, qualified or conflicted with, such provision of such Act shall control.  If any provision of this Supplemental Indenture modifies or excludes any provision of the Trust Indenture Act that may be so modified or excluded, the provision of such Act shall be deemed to apply to the Indenture as so modified or to be excluded by this Supplemental Indenture, as the case may be.

8.                                       Separability Clause.  In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

9.                                       Effect of Headings.  The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

10.                                 Benefits of Supplemental Indenture, etc.  Nothing in this Supplemental Indenture, the Indenture or the Notes, express or implied, shall give to any person, other than the parties hereto and thereto and their successors hereunder and thereunder and the Holders of Notes, any benefit of any legal or equitable right, remedy or claim under the Indenture, this Supplemental Indenture or the Notes.

11.                                 Successors and Assigns.  All agreements of the Company in this Supplemental Indenture and the Notes shall bind its successors.

12.                                 Trustee.  The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture.  The recitals and statements herein are deemed to be those of the Company and not of the Trustee.

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IN WITNESS WHEREOF, the parties have executed this Supplemental Indenture as of the date first written above.

WILLIAMS SCOTSMAN, INC.

By:	/s/ John B. Ross
	Name:	John B. Ross
	Title:	Secretary

EVERGREEN MOBILE COMPANY

By:	/s/ John B. Ross
	Name:	John B. Ross
	Title:	Secretary

SPACE MASTER INTERNATIONAL,
INC.

By:	/s/ John B. Ross
	Name:	John B. Ross
	Title:	Secretary

TRUCK & TRAILER SALES, INC.

By:	/s/ John B. Ross
	Name:	John B. Ross
	Title:	Secretary

WILLIAMS SCOTSMAN OF CANADA,
INC.

By:	/s/ John B. Ross
	Name:	John B. Ross
	Title:	Secretary

WILLSCOT EQUIPMENT, LLC

By:	/s/ John B. Ross
	Name:	John B. Ross
	Title:	Secretary

U.S. BANK NATIONAL ASSOCIATION,
as Trustee

By:	/s/ Richard H. Prokosch
	Name:	Richard H. Prokosch
	Title:	Vice President